LEASE AGREEMENT
DATE: April 6, 2001

LESSOR:

Parkway Place LLC
C/O Wellington Management, Inc.
413 Wacouta Street, Suite 350
St Paul MN 55101

LESSEE:

Northern Research Laboratories, Incorporated
4225 White Bear Parkway
White Bear Lake MN 55110

Lessor hereby leases to Lessee the Leased Premises described below, on the terms and conditions defined within this Agreement:

1. DESCRIPTION Address **4225 White Bear Parkway, Suites 500, 600, 700**
Vadnais Heights, MN 55110

Approximate Building Square Footage **29,042** (Rentable)

Approximate Premises Square Footage **7,591** (Rentable)

Percentage Share **26.14%**

%Parking Stalls **Parking in common**

Lease Term Years
From **June 1, 2001** To **May 31, 2006**

Monthly Base Rent Year 1
$3,479.21

Use of Premises General Offices and production of dental products

2. LEASE. In consideration of these mutual agreements and provisions, Lessor leases to Lessee and Lessee leases from Lessor the above Premises for the above use and in compliance with Federal, State and Local Regulations and the Rules and Regulations established by Lessor.

3. RENT PAYMENTS. Lessee shall pay to Lessor in advance, the stated Monthly Base Rent and the additional Rent on or before the first day of each month with said amount to be prorated for the first and last month of the lease term if occupancy by Lessee shall begin or end on the day other than the first of the month. Lessor shall have the right to assess and collect from Lessee a late charge of five (5) percent on rent payments received after the fifth (5th) day of the month, said amount to be paid with the next installment of monthly rent. Failure on behalf of Lessee to make these rent payments until proper termination of this Agreement will result in the right of Lessor to exercise legal remedies.

The Base Rent shall be paid according to the following schedule:

Term	Annual Base Rent	Monthly Base Rent
Months 1 through 12	$41,750.52	$3,479.21
Months 13 through 24	$43,041.00	$3,586.75
Months 25 through 36	$44,331.48	$3,694.29
Months 37 through 48	$45,621.96	$3,801.83
Months 49 through 60	$46,988.28	$3,915.69

4. ADDITIONAL RENT FOR OPERATING COSTS. Lessee shall pay Lessee's pro rata share of the "Operating Expenses", as may be necessary and reasonable, as reasonably estimated from time to time by Lessor, in operating and managing, equipping, policing and protecting, lighting, repairing, replacing non-capital improvements items, and maintaining the Building. "Operating Costs" are not specific costs which are separately billed to and paid by specific Lessees, and not depreciation expenses or expenses arising from the amortization of any principal or interest payment on Lessor's mortgage debt against the Premises, or payment of income taxes by Lessor. "Operating Expenses" include but are not limited to the following:

a) Employee Expenses. Wages, salaries and related expenses of all employees directly engaged in the operation, maintenance and security of the Building.

b) Supplies and Materials. All supplies and materials used in the operation and maintenance of the Building.

c) Utilities. The "Common Area" utilities that serve the Premises are separately metered, and Lessee shall pay its percentage share of any such utility which may include, gas, electricity, water, sewer for the Premises for the term of this Agreement.

d) Management and Maintenance Agreement. Management costs not to exceed those which are customarily charged by independent managers for similar buildings in similar locations, maintenance and service agreements for the Building and the equipment therein including but not limited to: building alarm system(s), window cleaning, snow removal, and ground maintenance.

e) Insurance. Cost of all insurance, including, but not limited to, fire, casualty, liability and rental abatement insurance applicable to the Building and Lessor's personal property used in connection therein. If the use of the Premises by Lessee results in any rate increase for such insurance, Lessee shall correct the circumstances that cause such rate increase or shall pay such rate increase immediately when due.

f) Repairs, Replacements and General Maintenance. Cost of repairs replacements of non-capital items and general maintenance (excluding repairs, and general maintenance paid by proceeds of insurance or by Lessee or other third parties, and alterations attributable solely to Lessees of the Building other than Lessee).

g) Common Area Maintenance. Any and all common area maintenance costs related to the public areas of the building including interior lobby and service areas, sidewalks, the parking lot, landscaping, window washing, exterior painting and all other such maintenance required during the term of this Agreement. All services shall be provided for the comfortable use of the Premises during business hours provided that Lessor is not liable for damages for failure to provide services due to causes beyond its reasonable control.

h) Maintenance of heating, mechanical and air-conditioning fixtures and equipment shall specifically include the reasonable cost of quarterly inspections and repairs performed by an independent mechanical contractor who shall be contracted for by the Lessor. Any additional charges that result from repairs over and above routine maintenance covered in service contracts will be billed to and directly paid for by Lessee.

i) Real Estate Taxes. All real estate taxes assessed against the building including special assessments which are due and payable during the term of the Lease.

j) Other Taxes. All other taxes, service payments in lieu of taxes, excise, levies, fees, or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Building, its operation or the rent provided for in this Lease Agreement.

Lessee understands that the Lessee's pro rata share has been arrived at by dividing the number of rentable square feet in the Leased Premises by the total rentable square feet available in the Building. Lessee shall pay in advance, together with payment of Monthly Base Rent, its pro rata share of all Operating Expenses.

2001 estimated operating expenses are $3.53 per square foot.

Within one hundred twenty (120) days of the end of each calendar year during the term of this Lease Agreement, or any extensions or renewals thereof, Lessor shall furnish Lessee with the actual costs incurred by Lessor during the proceeding calendar year, at which time an appropriate adjustment will be made if such figures are different than the estimated payment made by Lessee throughout the proceeding calendar year.

5. SECURITY DEPOSIT. Upon the date hereof, Lessee shall pay to Lessor the amount of **$5,712.23** of which will be held as a Security Deposit to guarantee the payment of rent and the performance of all the terms of this Agreement. Upon the occurrence of any default by Lessee or late payment, Lessor may use said Security Deposit to the extent necessary to make good any arrearages of rent or any other expense. Any remaining balance of said Security Deposit shall be returned to Lessee upon compliance with the terms herein and acceptance of the vacated Premises by Lessor. Lessee understands that its liability is not limited to the amount of the Security Deposit and use of such deposit by Lessor shall not constitute a waiver, but is in addition to other remedies available to Lessor under this Agreement and Law. Upon the use of all or part of the Security Deposits to cure defaults of Lessee; Lessee shall forthwith deposit with Lessor the amount of the Security Deposit so used.

6. OCCUPANCY. Lessor agrees to deliver the Premises in a safe, broom clean and usable condition, in compliance with all applicable Building Codes. In the event Lessee is prevented from occupying the Premises at the start of the above term due to delays by Lessor, the rent shall be abated for each day occupancy is delayed, but the lease term will still end on the date set forth above.

7. UTILITIES. Lessee shall pay for all utilities, including gas, electricity, water, sewer and telephone services for the Leased Premises during the term of the Agreement.

8. STRUCTURAL MAINTENANCE. Lessor shall, at its expense, keep the structural parts of the building in good repair, including the structural parts of the exterior walls, roof, and foundation, except that Lessor shall not be responsible for repairs caused by the fault or negligence of Lessee, its employees, or invitees.

9. EXTERIOR MAINTENANCE. Lessor shall contract for, and Lessee shall pay its percentage share of all common areas heat, electricity, water, sewer, landscape care, snow removal, window washing, parking lot maintenance, exterior painting and all other such maintenance required during the term of this Agreement. All services shall be provided for the comfortable use of the Premises during business hours provided that Lessor is not liable for damages for failure to provide services due to causes beyond its reasonable control. Lessor shall provide Lessee, upon demand, with satisfactory evidence that these expenses have been incurred.

10. INTERIOR MAINTENANCE. Lessee shall be responsible for the interior maintenance of the Premises including maintenance, repair or replacement of entrance doors, overhead garage doors, heating, plumbing, electrical, mechanical and air-conditioning fixtures and equipment used by Lessee; the replacement of all glass broken and agrees to keep the Premises, and surrender the Premises upon termination of this Agreement, in as good a condition as when turned over to it, reasonable wear, tear and damage from the elements excepted. All service charges for repairs, such as but not limited to: heating and cooling, light bulbs or ballasts, plumbing and electrical that are over and above the cost of routine maintenance contracts that are already paid through Operating Costs, will be billed to and paid directly by the Lessee.

Lessor warrants for the first 60 days of this Lease Agreement that all of the heating, mechanical and air-conditioning fixtures and equipment is in working condition. Specific mechanical requirements that the Lessee may require that are outside of a typical building standard will be the sole responsibility and cost of the Lessee.

Specific mechanical requirements that the Lessee may require that are outside of a typical building standard will be the sole responsibility and cost of the Lessee.

11. LESSEE INSURANCE. To obtain at Lessee's expenses and keep in force during the term of this Lease a policy of comprehensive general liability insurance, in such amounts as Lessor may require, protecting the Lessee or about the premises. Such insurance to afford protection of not less than $1,000,000.00 combined single limit, for injuries to person, including death, damage to property, including loss of use thereof. Such policy shall contain a provision requiring thirty (30) days written notice to Lessor before cancellation of the policy can be effected.

If the Lessee shall fail to procure and maintain such insurance, Lessor may, but shall not be required to, procure and maintain the same, but at the expense of the Lessee, which shall become additional rent hereunder. Lessee shall deliver to Lessor, prior to occupancy, copies of policies of liability insurance required herein or certificates, evidencing the existence and amounts of such insurance. Lessee may use blanket insurance coverage to satisfy the requirement.

Lessee must also obtain, at its expense and keep in full force during the term of the Lease Agreement, property insurance covering the contents of the Leased Premises and all alterations, additions, and leasehold improvements made thereto, in the amount of their full replacement value.

Such property insurance shall provide coverage for causes of loss relating from RISK OF DIRECT PHYSICAL LOSS as described in the standard form of insurance "Causes of loss-special form or its equivalent. Lessee's policies of property insurance required herein, or certificate evidencing the existence and amounts of such insurance shall be provided to the Lessor. Such policy shall contain a provision requiring thirty (30) days written notice Lessor before cancellation of the policy can be effected.

12. HAZARDOUS SUBSTANCES. Lessee shall not use, occupy, suffer or permit any use of the Leased Premises which would in any way include the storage, use, or generation of any substances or materials defined as "Hazardous Waste", "Hazardous Substances", "Pollutants" or "Contaminants" under any federal, state or local statute, ordinance or regulation. Lessee shall indemnify and save harmless Lessor against all liabilities, damages, claims, fines, penalties, costs and other expenses, including, reasonable attorneys fees, which may be imposed upon, or incurred by, or asserted against Lessor by reason of a breach of the foregoing covenant of Lessee regarding hazardous substances.

13. NOTICES. Any notice required or permitted to be given hereunder by one party to the other shall be deemed to be given when personally delivered to Lessee at the Demised Premises and to Lessor at their office or mailed, postage prepaid, by certified or registered mail, addressed to the respective party to whom notice is intended to be given at the following address of such party. Notice pertaining to the lease term, e.g., options, renewals, etc., must be delivered via certified or registered mail.

If to Lessee
Northwest Research Laboratories, Inc.
Suites 500, 600, 700
4225 White Bear Parkway
White Bear Lake MN 55110

If to Lessor:
Parkway Place LLC
C/O Wellington Management, Inc.
413 Wacuta Street, Suite 350
St Paul MN 55101

14. LESSEE IMPROVEMENTS. Lessor will improve the Premises as follows:

Lessee shall Lease the Premises "AS IS". Upon execution of Lease Lessee may enter into the Premises for construction of its improvements. All rent and operating expenses excluding utilities shall abate up to commencement date.

15. RULES AND REGULATIONS. Lessee has read and agrees to be bound by the following Rules and Regulations of Lessor and acknowledges that a violation of any of said rules shall constitute a breach of the provision of the Lease Agreement of the above date. Said Rules and Regulations may be added to or amended from time to time by Lessor for the benefit of all lessees within the building, and such additions or amendments shall become effective immediately upon notification.

a) TRASH. Lessee shall provide its own dumpster for trash and agrees not to lease or store any materials, litter or trash on the grounds or parking areas.

b) DISTURBANCE. No noise, or conduct, shall be permitted at any time which will disturb or annoy other lessees.

c) PARKING. The use of parking shall be subject to reasonable regulations as Lessor may promulgate from time to time uniformly for all lessees. Lessee agrees that it will not use, or permit the use, by its employees of the parking area for the overnight storage of automobiles or other vehicles. There will not be any assigned exclusive parking spaces available to any lessee of the building except with prior written consent of Lessor.

d) SIGNS. No sign, advertisement, or other lettering shall be painted, affixed, or exposed on windows or doors or any part of the building or property without the prior written consent of the Lessor. All identification signs shall be as per building standards.

e) ALTERATIONS. No interior alterations, connection, painting or redecorating of a permanent nature may be done to the unit without written approval of Lessor. Lessee agrees that all such approved work shall be done in a good, workmanlike manner in compliance with applicable building codes; that no liens shall attach to the Premises by reason thereof, and that the Premises shall be restored to their original condition by Lessee prior to the expiration of the Agreement. Failure to remove fixtures and equipment shall constitute abandonment to the Lessor who may remove said fixtures and equipment, and restore the Premises to their original condition, at the expense of the Lessee.

f) FIXTURE MOVEMENT. Lessee agrees that any and all furniture, fixtures and goods will be moved by the Lessee whenever such moving is necessary for the purpose of building repair and/or maintenance by Lessor.

g) ACCESS. Lessor or authorized agent, has the right to enter the unit at any reasonable time to inspect, make repairs or alternations as needed, and three (3) months prior to the termination of this Agreement to display the unit to prospective Lessees, and to place on doors and windows appropriate notice that the Premises are for rent.

h) LOCKS. No additional locks will be placed on any of the doors in the building without the prior written approval of Lessor, and in such event, Lessor shall receive an access key to such locks.

i) STORAGE. Storage and installation of any machinery, part, materials, equipment, shelving or furniture of any type whatsoever, constitutes occupancy, require payment of rent for each day the space it is used, and is specifically disallowed unless approved in writing by Lessor.

j) Floors. Lessee will not cause floor loading in excess of 2000 pounds per Square Foot.

16. WAIVER OF SUBROGATION. Lessor and Lessee each hereby mutually waive and release all claims and liabilities against the other, and the agents, servants, employees and invitees of the other, for loss or damage to the Premises or any portion thereof, the building and other improvements of which the Premises are a part, as well as any improvements, fixtures, equipment, supplies, merchandise and other property located in, upon or about the Premises, resulting from fire, explosion or other perils included in standard fire and extended coverage insurance, whether caused by the negligence of any of said persons or entities, or otherwise. It is understood that Lessor and Lessee shall look solely to their own insurers in the event of casualty.

17. LOSS PROTECTION. Lessee agrees to hold Lessor harmless from and indemnify Lessor against any and all liabilities, damages, and expenses arising from injury, or visitors, or any property of said persons, in or about the Premises, building or grounds from any cause whatsoever, connected with the use of or activities in or about the property. Lessee further will make no claim against Lessor for any loss or damage to the Premises or property of Lessee caused by theft, burglary, water, gas or other means.

18. FIXTURES AND EQUIPMENT. All fixtures and equipment considered necessary to the general operation and maintenance of the property shall be the property of Lessor, except that any "trade fixtures" provided by Lessee, at its own expense, shall remain the property of the Lessee and will be removed by Lessee upon termination of this Agreement. Lessee grants to the Lessor a lien upon all personal property of Lessee in said Premises to secure payment of the rent, and agrees that no such property shall be removed from said Premises while any installments of rent are past due or any other default exists under this Agreement.

19. ASSIGNMENT. No subleasing, or other assignment by Lessee is allowed without written consent of Lessor which consent shall not be unreasonably withheld. Such consent shall not release the assigning party of any obligation or liability arising under the terms of this Agreement. This Agreement and the deposits shall be assignable by Lessor, provided the assignee assumes all of the obligations of Lessor hereunder.

20. BREACH. A breach of this Agreement shall exist, if at any time during the term of this Agreement Lessee shall; (a) vacate said Premises or default in the payment of rent or in the performance of any of these provisions; or (b) make an assignment for the benefit of creditors; or (c) file or have filed against it, a petition for bankruptcy or arrangement in settlement of liabilities or reorganization. In such event, Lessor shall have the following rights:

1) Lessor shall have the right to enter the Premises and remove all persons and property from the Premises and store such property in a public warehouse or elsewhere at the cost of Lessee, and Lessor may either terminate this Agreement or, without terminating this Agreement, make such alterations and repairs as may be necessary in order to rent the Premises, and rent the Premises or any part thereof for such term and at such rents and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable. Upon such renting, all rentals received by Lessor shall be applied first to the payment of any debt other than rent due hereunder from Lessee to Lessor; second to pay any reasonable costs and expenses of such renting, including brokerage and legal fees; third to pay any rent due hereunder; and the residue;, if any, shall be held by Lessor and applied in payment of future rent which becomes due and payable hereunder. If the rental received from renting the Premises is less than the rent payable hereunder, Lessee shall pay any such deficiencies, monthly, to Lessor. No entry or taking possession of the Premises by Lessor shall be an election by Lessor to terminate this Agreement.

2) Lessor shall also have the right to terminate this Agreement in which event, in addition to any other remedies Lessor may have, Lessor may recover from Lessee all damages incurred by reason of Lessee breach, including the cost of recovering the Premises, reasonable legal fees and any excess of the rent reserved in this Agreement for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which shall be immediately due and payable from Lessee to Lessor.

3) Lessor may, at its option, instead of exercising any other right or remedy, spend such reasonable sums as may be reasonably necessary to cure any default of Lessee and such amount, including legal fees, shall be paid by Lessee, as additional rent, upon demand.

4) Any remedy of Lessor herein or by law or statute shall be cumulative with all other remedies and may be exercised from time to time and as often as the occasion may arise.

5) No forbearance by Lessor to exercise any right accruing to Lessor hereunder shall be construed as a waive of any rights.

21. IMPAIRMENT OF USE. If the Premises shall become unleaseable or unfit for occupancy, in whole or in part, by the total or partial destruction of the building by fire or other casualty, this Agreement may, at the option of the Lessor, cease and terminate and Lessee shall have no claim against Lessor for the value of any unexpired term of said Agreement. If Lessor shall elect to restore the Premises, rent shall be abated for each period of restoration in accordance with the ratio of the portion of the Premises deemed unleaseable to the entire Premises.

22. RELOCATION. Lessor hereby reserves the right to relocate Lessee to another part of the complex during the lease term so long as the number of square feet and improvements so substituted approximately equals the number of square feet in the Leased Premises. Lessor will provide Lessee with Thirty (30) days written notice of such relocation. Lessor will have an additional Thirty (30) days to perform any improvements that may be necessary. The cost of any such relocation including reprinting of stationary and brochures, telephones, moving expenses and Lessee improvements to the new Premises, will be at the reasonable cost of the Lessor. Lessor may exercise this relocation clause only once during each three (3) year term that Lessee occupies the Premises.

23, CONDEMNATION. If the whole or any part of the demised Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then, and in that event, the term of this Agreement may, at the option of the Lessor, cease and terminate from the date the title vests and Lessee shall have no claim against Lessor for the value of any unexpired term of said Agreement.

24. OTHER PAYMENTS. In addition to the rent set forth herein, all other payments to be made by Lessee to Lessor hereunder shall constitute rent as herein defined.

25. HOLDING OVER. If Lessee remains in possession of the Premises after expiration of the lease term, without the execution of a new lease, it shall be deemed to be occupying the Premises as a Lessee from month to month, subject to all the conditions, provisions and obligations of this Agreement insofar as the same can be applicable to a month-to-month tenancy; provided, however, that the basic rent required to be paid by Lessee during any holdover period shall be a minimum of 200% of the basic monthly rent required as set forth above. Any holding over, however, shall not be considered a renewal of this Agreement.

26. SUBORDINATION. It is mutually agreed that this Lease shall be subordinate to any and all mortgages, ground leases, other securities, or the interests of financial participants including any renewal, modifications, consolidations, replacements and extensions thereof now or hereafter recorded against the lease Premises by the Lessor.

27. EXHIBITS. Any and all exhibits attached to this Agreement shall be a part of this Agreement and any amendments hereto shall be in writing and executed by both Lessor and Lessee.

28. ESTOPPEL CERTIFICATE. Lessee shall at any time and from time to time, upon not less than ten (10) days prior written notice from Lessor, execute, acknowledge and deliver to Lessor, a statement in writing certifying (a) that this Lease is in full force and unmodified (if modified, stating the nature of such modifications), (b) the date to which rental and other charges payable hereunder have been paid in advance, if any, and (c) that there are, to Lessee's knowledge, no uncured defaults on the part of the Lessor hereunder (or specifying such defaults if any are claimed). Any such statement may be furnished to and relied upon by any prospective purchaser, Lessee or encumbrance of all or any portion of the Project.

29. SUBMISSION. Submission of this instrument to Lessee or proposed Lessee or his agents or attorneys for examination, review, consideration or signature does not constitute or imply an offer to lease, reservation of space, or option to lease, and this instrument shall have no binding legal effect until execution hereof by both Lessor and Lessee or its agents.

30. PREPAYMENT OF RENT. Lessee shall contemporaneously, with the execution of this Lease, pay to Lessor one month's Base Rent, Operating Costs, Improvement Amortization and entire amount of Security Deposit. After that time, Lessee shall pay rent in accordance with Article 3 herein. Failure of Lessee to prepay said amounts shall be considered an anticipatory breach of the terms of this Lease, and shall operate to terminate Lessee's rights under this Lease, including possession of the Premises.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their proper officers or representatives and warrant that they have the authority to bind same.

LESSOR: Parkway Place LLC

By Mary S. McNeil

Its Chief Manager

LESSEE Northern Research Labs

By Roger P. Barrett

Its Director

GUARANTEE. The undersigned hereby guarantees the payment of rent and performance of the terms, covenants and provisions of this Agreement, and agrees to pay all reasonable expenses incurred in the enforcement of this Guarantee.

Signature Roger P. Barrett

Social Security Number 471-48-6109

Home Address 8216 York Ave. So. Bloomington, MN 55431

Date 4/12/01 **Date** 4/12/01


Exhibit A
Premises
CONFER. RM
MAIN ENTRY
OFFICE
OFFICE
STORAGE
RECEP. AREA
OFFICE
OFFICE
OFFICE
OFFICE
MEN
WOMEN
6'0" x 7'0"
6'0" x 7'0" Hollow Metal Double DR
* CURRENT LAY OUT TO REMAIN, PAINT & CLEAN-UP ONLY
WAREHOUSE / STORAGE
* NEW PAINT ON ALL WALL SURFACE'S
* CLEAN CARPET
BAY 600
BAY 500
EXIT
O/H DR
O/H DR
EXIT
Future offices of Northern Research Labs
4225 White Bear Parkway
Suite, 500 & 600


4225 White Bear Park
Suite 700
Future office of Northern Research Lab's
Entry & Exit
Exhibit A Premises
Brk. Rm
No Work
No Work
Storage
No Work
Men
No Work
Women
No Work
R&D Lab
No work
No Work
Wash Rm
Utility Rm.
6'0" x 7'0" H/m Door
White Rm / Manufacture Area
*New Lay-In Clng
*New Flooring
*New Paint
*Adj. Sprinkler Heads as Necessary
Bay 700
Exit